QuickLinks -- Click here to rapidly navigate through this document

Exhibit 5.3

August 26, 2013

Rent-A-Center, Inc.
5501 Headquarters Drive
Plano, Texas 75024

  Re:
  Our file 18977-06

Ladies and Gentlemen:

        We have acted as special counsel in the State of Nevada for Rent-A-Center Texas, L.L.C., a Nevada limited liability company (the "Local Guarantor"), in connection with the preparation and filing by Rent-A-Center, Inc., a Delaware corporation ("RAC"), and certain subsidiary guarantors of RAC, including the Local Guarantor, of the Registration Statement on Form S-4 to be filed with the Securities and Exchange Commission on or about the date hereof (the "Registration Statement") relating to the proposed exchange offer by RAC to issue up to $250,000,000 aggregate principal amount of 4.75% Senior Notes due 2021 (the "Exchange Notes") and related guarantees in exchange for an equivalent principal amount of outstanding 4.75% Senior Notes due 2021 (the "Outstanding Notes") and related guarantees that are validly tendered and not validly withdrawn prior to the consummation of the exchange offer.

        The Exchange Notes will be issued pursuant to an Indenture, dated as of May 2, 2013, by and among RAC, certain subsidiary guarantors of RAC, including the Local Guarantor, and The Bank of New York Mellon Trust Company (the "Trustee") relating to the Outstanding Notes ("Indenture"). The Local Guarantor will issue a guarantee with respect to the Exchange Notes (the "Guarantee").

        We have examined the:

  1.
  Registration Statement;

Rent-A-Center, Inc.
August 26, 2013

  2.
  Indenture;

  3.
  Exchange Notes;

  4.
  Guarantee of the Local Guarantor as evidenced by Article 10 of the Indenture;

  5.
  Articles of Organization for the Local Guarantor certified by the Nevada Secretary of State (the "Local Guarantor Articles of Organization")

  6.
  Good Standing Certificates for the Local Guarantor issued by the Nevada Secretary of State;

  7.
  Resolutions for the Local Guarantor certified by an officer of the Local Guarantor;

  8.
  Operating Agreement for the Local Guarantor certified by an officer of the Local Guarantor (the "Local Guarantor Operating Agreement"); and

  9.
  Certificate of an officer of the Local Guarantor.

        We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to originals of all copies of all documents submitted to us. We have relied upon the certificates of all public officials and corporate officers with respect to the accuracy of all matters contained therein.

        As used herein, the phrase "the best of our knowledge" means only such actual knowledge as we have obtained from consultation with attorneys presently in our firm whom we have determined are likely, in the ordinary course of their respective duties, to have knowledge of the matters covered by such opinions. Except as expressly provided otherwise herein, we have not conducted any other investigation or review in connection with the opinions rendered herein, including without limitation a review of any of our files or the files of RAC or the Local Guarantor.

        We assume the due authorization, execution and delivery of the Indenture by the Trustee.

        We assume that the Local Guarantor neither owns property nor conducts business in Nevada.

Rent-A-Center, Inc.
August 26, 2013

        Based upon the foregoing and subject to the following it is our opinion that:

  1.
  The Local Guarantor is a limited liability company which has been duly formed and validly exists as a limited liability company in good standing under the laws of the State of Nevada.

  2.
  The Local Guarantor has all requisite limited liability company power and authority to enter into and deliver the Indenture and the Guarantee within Article 10 of the Indenture and to perform its specific obligations under the Indenture and the Guarantee.

  3.
  The Indenture and the Guarantee within Article 10 of the Indenture have been validly authorized by the requisite limited liability company action of the Local Guarantor.

  4.
  The Indenture has been duly executed and delivered by the Local Guarantor.

  5.
  The execution and delivery of the Indenture and the Guarantee within Article 10 of the Indenture, the performance of the Indenture and the Guarantee and the consummation of the transactions contemplated therein and compliance by the Local Guarantor with its obligations thereunder do not and will not: (1) require any consent or approval of RAC as the sole member of the Local Guarantor or (2) result in any violation of the provisions of (A) any applicable Nevada law or administrative regulation or to the best of our knowledge, any administrative or court decree of any agency or court of the State of Nevada, or (B) the Local Guarantor Articles of Organization or Local Guarantor Operating Agreement.

        We express no opinion as to the laws of any jurisdiction other than the State of Nevada.

        We consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended.

        This opinion letter is intended solely for use in connection with the registration and offering of the Exchange Notes and Guarantees as described in the Registration Statement; provided, however, we hereby consent to the reliance upon this opinion

Rent-A-Center, Inc.
August 26, 2013

by Fulbright & Jaworski LLP, in connection with the Registration Statement and transactions related to the Indenture and the Guarantee.

Very truly yours,

/s/ Lionel Sawyer & Collins

LIONEL SAWYER & COLLINS

QuickLinks

  Exhibit 5.3